News Release

Newell Brands Announces Fourth Quarter and Full Year 2020 Results
Q4 Net Sales Growth 2.5%; Core Sales Growth 4.9%
Q4 Diluted EPS $0.30; Normalized Diluted EPS $0.56
Full Year Operating Cash Flow Exceeds $1.4 Billion
Provides Initial Outlook for 2021

ATLANTA, GA – February 12, 2021 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2020 financial results.

"We gained considerable momentum on our turnaround in 2020 and laid a solid foundation to deliver sustainable, profitable growth in the future,” said Ravi Saligram, Newell Brands President and CEO. “We are proud of our accomplishments in 2020, returning to meaningful core sales growth and operating margin improvement in the back half of the year, delivering stellar cash flow, significantly reducing complexity, improving productivity, accelerating eCommerce growth, and improving customer relationships. The strength and resilience of our portfolio shone through as growth in Food, Commercial and Appliances & Cookware business units offset Writing softness caused by the stay at home pandemic related phenomenon. I am excited about Newell's prospects and feel our best days are ahead as we focus on sustaining top line growth, strengthening our brands through insights and innovation, focus on omni-channel initiatives, expand distribution and begin to unlock international opportunities.”

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “We ended the fourth quarter on a very strong note, delivering mid-single-digit core sales growth, operating margin expansion, excellent cash flow, and double-digit normalized earnings per share growth, all ahead of our expectations. Full year results showed sequential improvement across key metrics, with operating cash flow exceeding $1.4 billion and free cash flow productivity above 150%, enabled by progress on working capital. We strengthened the balance sheet, exiting the year with a leverage ratio of 3.5x. As we look out to 2021, we are projecting low single digit core sales growth, normalized operating margin improvement of 30 to 60 basis points, normalized diluted EPS of $1.55 to $1.65, and operating cash flow of approximately $1.0 billion.”
Fourth Quarter 2020 Executive Summary

–Net sales were $2.7 billion, an increase of 2.5 percent compared with the prior year period.

–Core sales grew 4.9 percent compared with the prior year period. Six of eight business units and every major region increased core sales compared with the prior year period.

–Reported operating margin was 9.2 percent compared with 5.0 percent in the prior year period. Normalized operating margin was 11.4 percent compared with 11.3 percent in the prior year period.

–Reported diluted earnings per share were $0.30 compared with $1.87 per share in the prior year period.

–Normalized diluted earnings per share were $0.56 compared with $0.42 per share in the prior year period.

–Full year 2020 operating cash flow was $1.4 billion compared with $1.0 billion in the prior year period, reflecting strong progress on working capital initiatives.

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–The company's leverage ratio came down to 3.5x at the end of the fourth quarter from 4.0x at the end of the prior year period.

–The company completed a tender offer for $300 million of its 3.85 percent senior notes due 2023 in the fourth quarter.

–The company initiated its full year 2021 outlook, with expected normalized earnings per share of $1.55 to $1.65 and operating cash flow of approximately $1.0 billion.

Fourth Quarter 2020 Operating Results

Net sales were $2.7 billion, a 2.5 percent increase compared to the prior year period, as core sales growth of 4.9 percent was partially offset by the impact of unfavorable foreign exchange, as well as business and retail store exits.

Reported gross margin was 32.9 percent compared with 32.5 percent in the prior year period, reflecting the benefit from FUEL productivity savings, as well as the headwind from business unit mix, COVID-related expenses and inflation. Normalized gross margin was 32.9 percent compared with 33.5 percent in the prior year period.

Reported operating income was $248 million compared with $132 million in the prior year period. Reported operating margin was 9.2 percent compared to 5.0 percent in the prior year period. Normalized operating income was $307 million, or 11.4 percent of sales, compared with $296 million, or 11.3 percent of sales, in the prior year period.

Interest expense was $69 million compared with $70 million in the prior year period, as the company reduced its debt balance.

The company reported a tax benefit of $26 million compared with a tax benefit of $721 million in the prior year period, reflecting a reduction in discrete tax benefits. Normalized tax benefit was $6 million compared with a tax expense of $51 million in the prior year period.
The company reported net income of $127 million, or $0.30 diluted earnings per share, compared with $794 million, or $1.87 diluted earnings per share, in the prior year period.

Normalized net income was $238 million, or $0.56 normalized diluted earnings per share, compared with $180 million, or $0.42 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

Balance Sheet and Cash Flow

During full year 2020, the company generated operating cash flow of $1.4 billion compared with $1.0 billion in the prior year, reflecting strong progress on working capital initiatives.

During the fourth quarter, the company completed a tender offer for $300 million of its 3.85 percent senior notes due 2023. At the end of the year, Newell Brands had cash and cash equivalents of $981 million and net debt outstanding of $4.6 billion, as compared to $5.4 billion at the end of the prior year. The company finished the year in a very strong liquidity position, with over $2.5 billion in available short-term liquidity, including cash on hand. Newell Brands exited the year with a leverage ratio of 3.5x compared to 4.0x at the end of the prior year.

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Leverage ratio is defined as the ratio of net debt to normalized EBITDA from continuing operations. An explanation of how the leverage ratio is calculated and a related reconciliation, as well as a reconciliation of reported results to normalized results, are included in the tables attached to this release.

Fourth Quarter 2020 Operating Segment Results

The Appliances & Cookware segment generated net sales of $577 million compared with $570 million in the prior year period, driven by core sales growth of 4.2 percent, partially offset by the impact of unfavorable foreign exchange. Reported operating income was $49 million, or 8.5 percent of sales, compared with $58 million, or 10.2 percent of sales, in the prior year period. Normalized operating income was $51 million, or 8.8 percent of sales, versus $54 million, or 9.5 percent of sales, in the prior year period.

The Commercial Solutions segment generated net sales of $498 million compared with $436 million in the prior year period, driven by core sales growth of 13.8 percent and the impact of favorable foreign exchange. Core sales increased in both the Commercial and the Connected Home & Security business units. Reported operating income was $63 million, or 12.7 percent of sales, compared with $35 million, or 8.0 percent of sales, in the prior year period. Normalized operating income was $66 million, or 13.3 percent of sales, versus $51 million, or 11.7 percent of sales, in the prior year period.

The Home Solutions segment generated net sales of $695 million compared with $648 million in the prior year period, reflecting core sales growth of 12.4 percent and the impact of favorable foreign exchange, partially offset by the exit from the Home Fragrance fundraising business and closure of 77 underperforming Yankee Candle retail locations during the year. Both business units, Food and Home Fragrance, delivered core sales growth. Reported operating income was $138 million, or 19.9 percent of sales, compared with $96 million, or 14.8 percent of sales, in the prior year period. Normalized operating income was $152 million, or 21.9 percent of sales, versus $112 million, or 17.3 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $670 million compared with $702 million in the prior year period, reflecting core sales decline of 2.2 percent and the impact of business exits, partially offset by the effect of favorable foreign exchange. Core sales growth in Baby was more than offset by a core sales reduction in the Writing business unit. Reported operating income was $72 million, or 10.7 percent of sales, compared with $100 million, or 14.2 percent of sales, in the prior year period. Normalized operating income was $94 million, or 14.0 percent of sales, compared with $128 million, or 18.2 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $249 million compared with $268 million in the prior year period, largely reflecting a core sales decline of 7.4 percent. Reported operating loss was $9 million, or negative 3.6 percent of sales, compared with $75 million, or negative 28.0 percent of sales, in the prior year period. Normalized operating loss was $5 million, or negative 2.0 percent of sales, compared with $2 million, or negative 0.7 percent of sales, in the prior year period.

Full Year 2020 Operating Results

Net sales for the full year ended December 31, 2020 were $9.4 billion, a decline of 3.4 percent compared with $9.7 billion in the prior year, reflecting core sales decline of 1.1 percent, as well as the impact of unfavorable foreign exchange and business and retail store exits.

Reported gross margin was 32.8 percent compared with 33.1 percent in the prior year, as pressure from unfavorable business unit mix, COVID-related expenses, higher absorption costs, and inflation more than offset the benefit from FUEL productivity savings. Reported gross margin for the prior year period includes cumulative depreciation expense recorded as a result of the decision to retain the Commercial business. Normalized gross margin was 32.9 percent compared with 33.8 percent in the prior year.
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The company reported an operating loss of $634 million compared with $482 million in the prior year, as both periods were impacted by non-cash impairment charges. Normalized operating income was $1.0 billion, similar to the prior year. Normalized operating margin increased by 30 basis points to 11.1 percent compared with 10.8 percent in the prior year.

Interest expense was $274 million compared with $303 million in the prior year period, reflecting a reduction in outstanding debt.

Reported net loss was $770 million compared with net income of $107 million in the prior year. Reported diluted loss per share was $1.82 compared with a reported diluted income per share of $0.25 in the prior year. Normalized net income was $760 million compared with $722 million in the prior year. Normalized diluted earnings per share were $1.79 compared with $1.70 in the prior year.

Update to Reporting Segments

The company has realigned the management of its Cookware business, with the Business Unit CEO of Food assuming full responsibility for Cookware. As a result of this change, effective first quarter 2021, the company will report the financial and operating information for Cookware as part of its Food business unit within the Home Solutions segment. Previously, Cookware was included in the Appliances & Cookware segment. With this change in the organizational structure, the Appliances & Cookware segment will be renamed Home Appliances. The company will continue to report its five existing reportable segments.
Outlook for Full Year and First Quarter 2021

The company initiated its full year and first quarter outlook for 2021 as follows:

Full Year 2021 Outlook
Net Sales	$9.5 to $9.7 billion
Core Sales	Low single digit growth
Normalized Operating Margin	30 to 60 bps improvement to 11.4% to 11.7%
Normalized EPS	$1.55 to $1.65
Operating Cash Flow	Approximately $1.0 billion

Q1 2021 Outlook
Net Sales	$2.04 to $2.08 billion
Core Sales	High single digit growth
Normalized Operating Margin	90 to 130 bps improvement to 6.9% to 7.3%
Normalized EPS	$0.12 to $0.14

The company has presented forward-looking statements regarding core sales, normalized operating margin, and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP
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financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking core sales, normalized operating margin, or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort of expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's full-year and first quarter 2021 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ fourth quarter and full year 2020 earnings conference call will be held today, February 12, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, impact of customer returns related to a product recall in Outdoor and Recreation segment, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2020 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", "normalized EBITDA from continuing operations", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. On a pro forma basis, "normalized"
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items give effect to the company's decision not to sell the Commercial, Mapa and Quickie businesses. “Normalized EBITDA from continuing operations” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as pro forma normalized earnings from continuing operations before interest, tax depreciation, amortization and stock-based compensation expense. "Leverage ratio" is a liquidity measure calculated as the ratio of net debt (defined as total debt less cash and cash equivalents) to normalized EBITDA from continuing operations. "Free cash flow productivity” is calculated as the ratio of free cash flow (calculated as net cash provided by operating activities less capital expenditures) to normalized net income, and the company believes that free cash flow productivity is an important indicator of liquidity realized from the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense. The company will also exclude one-time tax expenses related to a change in tax status of certain entities and the loss of GILTI tax credits as a result of utilizing the 50% IRC Section 163(j) limit resulting from the CARES Act to determine normalized income tax benefit.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid®, Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Contigo®, First Alert®, Mapa®, Spontex® and Yankee Candle®. Newell Brands is committed to enhancing the lives of consumers around the world with planet friendly, innovative and attractive products that create moments of joy and provide peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	VP, Corporate Communications, Events & Philanthropy
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the impact of the COVID-19 pandemic and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance", "outlook", “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” “resume,” “are confident that,” "remain optimistic that," or similar statements. We caution that forward-
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looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including the impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic;
•our dependence on the strength of retail, commercial and industrial sectors of the economy in various countries around the world;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•our ability to improve productivity, reduce complexity and streamline operations;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to remediate the material weakness in internal control over financial reporting and consistently maintain effective internal control over financial reporting;
•risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with divestitures;
•our ability to effectively execute our turnaround plan;
•changes in the prices and availability of labor, transportation, raw materials and sourced products and our ability to obtain them in a timely manner;
•the impact of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs;
•the potential inability to attract, retain and motivate key employees;
•the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in funding obligations related to our pension plans; and
•other factors listed from time to time in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the unaudited condensed consolidated financial statements. As discussed above, the world is currently experiencing the global COVID-19 pandemic which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, the effects of the COVID-19 pandemic on our business may result in future changes to management’s estimates and assumptions, especially if the severity worsens or duration lengthens. Actual results may differ materially from the estimates and assumptions developed by management. If so, the company may be subject to future incremental impairment charges as well as changes to recorded reserves and valuations.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net sales	$2,689	$2,624	2.5%	$9,385	$9,715	(3.4)%
Cost of products sold	1,805	1,772		6,306	6,496
Gross profit	884	852	3.8%	3,079	3,219	(4.3)%
Selling, general and administrative expenses	608	640	(5.0)%	2,189	2,451	(10.7)%
Restructuring costs, net	7	5		21	27
Impairment of goodwill, intangibles and other assets	21	75		1,503	1,223
Operating income (loss)	248	132	87.9%	(634)	(482)	(31.5)%
Non-operating expenses:
Interest expense, net	69	70		274	303
(Gain) loss on extinguishment of debt	20	(1)		20	28
Other expense, net	58	6		78	39
Income (loss) before income taxes	101	57	77.2%	(1,006)	(852)	(18.1)%
Income tax benefit	(26)	(721)		(236)	(1,038)
Income (loss) from continuing operations	127	778	(83.7)%	(770)	186	NM
Income (loss) from discontinued operations, net of tax	—	16		—	(79)
Net income (loss)	$127	$794	(84.0)%	$(770)	$107	NM

Weighted average common shares outstanding:
Basic	424.3	423.4		424.1	423.3
Diluted	426.2	424.9		424.1	423.9
Earnings per share:
Basic:
Income (loss) from continuing operations	$0.30	$1.84		$(1.82)	$0.44
Income (loss) from discontinued operations	—	0.04		—	(0.19)
Net income (loss)	$0.30	$1.88	(84.0)%	$(1.82)	$0.25	NM
Diluted:
Income (loss) from continuing operations	$0.30	$1.83		$(1.82)	$0.44
Income (loss) from discontinued operations	—	0.04		—	(0.19)
Net income (loss)	$0.30	$1.87	(84.0)%	$(1.82)	$0.25	NM

Dividends per share	$0.23	$0.23		$0.92	$0.92

* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$981	$349
Accounts receivable, net	1,678	1,842
Inventories	1,638	1,606
Prepaid expenses and other current assets	331	313
Total current assets	4,628	4,110
Property, plant and equipment, net	1,176	1,155
Operating lease assets	530	615
Goodwill	3,553	3,709
Other intangible assets, net	3,564	4,916
Deferred income taxes	838	776
Other assets	411	361
TOTAL ASSETS	$14,700	$15,642
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,526	$1,102
Accrued compensation	236	204
Other accrued liabilities	1,393	1,340
Short-term debt and current portion of long-term debt	466	332
Total current liabilities	3,621	2,978
Long-term debt	5,141	5,391
Deferred income taxes	414	625
Operating lease liabilities	472	541
Other noncurrent liabilities	1,152	1,111
Total liabilities	10,800	10,646

Stockholders' equity
Total stockholders' equity attributable to parent	3,874	4,963
Total stockholders' equity attributable to non-controlling interests	26	33
Total stockholders' equity	3,900	4,996
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,700	$15,642

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(770)	$107
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	357	446
Impairment of goodwill, intangibles and other assets	1,503	1,335
(Gain) loss from sale of businesses, net	9	(7)
Deferred income taxes	(277)	(1,068)
Stock based compensation expense	41	42
Pension settlement charge	53	1
Loss on extinguishment of debt	20	28
Loss on change in fair value of investments	—	21
Other, net	1	4
Changes in operating accounts excluding the effects of divestitures:
Accounts receivable	168	311
Inventories	(29)	131
Accounts payable	415	(109)
Accrued liabilities and other	(59)	(198)
Net cash provided by operating activities	1,432	1,044
Cash flows from investing activities:
Proceeds from sale of divested businesses	16	996
Capital expenditures	(259)	(265)
Other investing activities	15	5
Net cash provided by (used in) investing activities	(228)	736
Cash flows from financing activities:
Net short term debt	(26)	(26)
Net proceeds from issuance of debt	491	—
Payments on current portion of long-term debt	(305)	(268)
Payments on long-term debt	(320)	(1,004)
Debt extinguishment and issuance costs	(18)	(39)
Cash dividends	(392)	(391)
Payments to dissenting shareholders	—	(171)
Equity compensation activity and other, net	11	(5)
Net cash used in financing activities	(559)	(1,904)
Exchange rate effect on cash, cash equivalents and restricted cash	5	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	650	(125)
Cash, cash equivalents and restricted cash at beginning of period	371	496
Cash, cash equivalents and restricted cash at end of period	$1,021	$371
Supplemental disclosures:
Restricted cash at beginning of period	$22	$—
Restricted cash at end of period	40	22

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended December 31, 2020
	GAAP	Restructuring	Acquisition	Transactions		Non-GAAP
	Measure	and restructuring	amortization and	and	Other	Measure
	Reported	related costs [1]	impairment [2]	related costs [3]	items [4]	Normalized*
Net sales	$2,689	$—	$—	$—	$—	$2,689
Cost of products sold	1,805	(1)	—	—	(1)	1,803
Gross profit	884	1	—	—	1	886
	32.9%					32.9%
Selling, general and administrative expenses	608	(4)	(20)	(1)	(4)	579
	22.6%					21.5%
Restructuring costs, net	7	(7)	—	—	—	—
Impairment of goodwill, intangibles and other assets	21	—	(21)	—	—	—
Operating income	248	12	41	1	5	307
	9.2%					11.4%
Non-operating (income) expense	147	—	—	—	(72)	75
Income before income taxes	101	12	41	1	77	232
Income tax provision (benefit) [5]	(26)	—	7	—	13	(6)
Net income	$127	$12	$34	$1	$64	$238

Diluted earnings per share **	$0.30	$0.03	$0.08	$—	$0.15	$0.56
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 426.2 million shares for the three months ended December 31, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $12 million.
[2] Acquisition amortization costs of $20 million; $21 million of non-cash impairment charges primarily related to an indefinite-lived intangible asset in the Learning and Development segment.
[3] Divestiture costs of $1 million primarily related to completed divestitures.
[4] Pension settlement charge of $52 million; $20 million of debt extinguishment costs; $4 million primarily related to fees for certain legal proceedings; $2 million related to Argentina hyperinflationary adjustment and a gain of $1 million from change in fair value of investments.
[5] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended December 31, 2019
	GAAP	Restructuring	Acquisition	Transactions		Non-GAAP
	Measure	and restructuring	amortization and	and related	Other	Measure
	Reported	related costs [1]	impairment [2]	costs [3]	items [4]	Normalized*
Net sales	$2,624	$—	$—	$—	$—	$2,624
Cost of products sold	1,772	(1)	—	—	(27)	1,744
Gross profit	852	1	—	—	27	880
	32.5%					33.5%
Selling, general and administrative expenses	640	(14)	(34)	(5)	(3)	584
	24.4%					22.3%
Restructuring costs, net	5	(5)	—	—	—	—
Impairment of goodwill, intangibles and other assets	75	—	(75)	—	—	—
Operating income	132	20	109	5	30	296
	5.0%					11.3%
Non-operating (income) expense	75	—	—	—	(2)	73
Income before income taxes	57	20	109	5	32	223
Income tax provision (benefit) [5]	(721)	4	22	1	745	51
Income (loss) from continuing operations	778	16	87	4	(713)	172
Income (loss) from discontinued operations, net of tax	16	—	—	(1)	(7)	8
Net income (loss)	$794	$16	$87	$3	$(720)	$180

Diluted earnings (loss) per share **	$1.87	$0.04	$0.20	$0.01	$(1.69)	$0.42

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 424.9 million shares for the three months ended December 31, 2019.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $20 million.
[2] Acquisition amortization costs of $34 million; impairment charges of approximately $75 million primarily related to tradenames.
[3] Divestiture costs of $6 million ($1 million of which is reported in discontinued operations) primarily related to planned and completed divestitures and net gain on dispositions of $7 million reported in discontinued operations.
[4] Cumulative depreciation and amortization catch-up of $15 million related to the inclusion of the Mapa and Quickie businesses in continuing operations; $12 million related to a product recall; loss of $2 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $2 million; a gain on extinguishment of debt of $1 million; loss on pension settlement charge of $1 million and $1 million of fees for certain legal proceedings. Includes an income tax benefit of $522 million related to the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit of $227 million associated with a taxable loss related to the impairment of certain assets.
[5] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2020
	GAAP	Restructuring	Acquisition	Transactions		Non-GAAP
	Measure	and restructuring	amortization and	and	Other	Measure
	Reported	related costs [1]	impairment [2]	related costs [3]	items [4]	Normalized*
Net sales	$9,385	$—	$—	$—	$—	$9,385
Cost of products sold	6,306	(4)	—	—	(6)	6,296
Gross profit	3,079	4	—	—	6	3,089
	32.8%					32.9%
Selling, general and administrative expenses	2,189	(19)	(99)	(4)	(16)	2,051
	23.3%					21.9%
Restructuring costs, net	21	(21)	—	—	—	—
Impairment of goodwill, intangibles and other assets	1,503	—	(1,503)	—	—	—
Operating income (loss)	(634)	44	1,602	4	22	1,038
	(6.8)%					11.1%
Non-operating (income) expense	372	1	—	(9)	(76)	288
Income (loss) before income taxes	(1,006)	43	1,602	13	98	750
Income tax provision (benefit) [5]	(236)	(1)	232	1	(6)	(10)
Net income (loss)	$(770)	$44	$1,370	$12	$104	$760

Diluted earnings (loss) per share **	$(1.82)	$0.10	$3.22	$0.03	$0.24	$1.79
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 425.2 million shares for the twelve months ended December 31, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $43 million.
[2] Acquisition amortization costs of $99 million; impairment charges of approximately $1.5 billion related to goodwill, other intangible assets and other assets.
[3] Divestiture costs of $4 million primarily related to completed divestitures and loss on disposition of $9 million related to the sale of a product line in the Learning and Development segment.
[4] Pension settlement charge of $53 million; $20 million of debt extinguishment costs; $16 million of fees for certain legal proceedings; Argentina hyperinflationary adjustment of $7 million and $2 million related to product recall costs. Includes income tax expense of $53 million for a reduction in valuation allowance related to integration of certain U.S. operations, partially offset by $47 million of deferred tax effects associated with certain outside basis difference, $20 million related to change in tax status of certain entities and $5 million for effects of adopting the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.
[5] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2019
	GAAP	Restructuring	Acquisition	Transactions		Non-GAAP Measure
	Measure	and restructuring	amortization and	and related	Other		Proforma
	Reported	related costs [1]	impairment [2]	costs [3]	items [4]	Normalized*	Adjustments [5]	Proforma
Net sales	$9,715	$—	$—	$—	$—	$9,715	$—	$9,715
Cost of products sold	6,496	(16)	—	—	(73)	6,407	21	6,428
Gross profit	3,219	16	—	—	73	3,308	(21)	3,287
	33.1%					34.1%		33.8%
Selling, general and administrative expenses	2,451	(39)	(131)	(30)	(15)	2,236	2	2,238
	25.2%					23.0%		23.0%
Restructuring costs, net	27	(27)	—	—	—	—	—	—
Impairment of goodwill, intangibles and other assets	1,223	—	(1,223)	—	—	—	—	—
Operating income (loss)	(482)	82	1,354	30	88	1,072	(23)	1,049
	(5.0)%					11.0%		10.8%
Non-operating (income) expense	370	—	—	—	(57)	313	—	313
Income (loss) before income taxes	(852)	82	1,354	30	145	759	(23)	736
Income tax provision (benefit) [6]	(1,038)	19	293	7	784	65	(6)	59
Income (loss) from continuing operations	186	63	1,061	23	(639)	694	(17)	677
Income (loss) from discontinued operations, net of tax	(79)	—	84	47	(7)	45	—	45
Net income (loss)	$107	$63	$1,145	$70	$(646)	$739	$(17)	$722

Diluted earnings (loss) per share **	$0.25	$0.15	$2.70	$0.17	$(1.52)	$1.74	$(0.04)	$1.70
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.9 million shares for the twelve months ended December 31, 2019.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $82 million.
[2] Acquisition amortization costs of $131 million; impairment charges of approximately $1.3 billion primarily related to tradenames, customer relationships and goodwill, $112 million of which was reported in discontinued operations.
[3] Divestiture costs of $34 million ($5 million of which is reported in discontinued operations) primarily related to planned and completed divestitures; acquisition related costs of $1 million and a nominal net gain on disposition of businesses, reported in discontinued operations.
[4] Cumulative depreciation and amortization catch-up of $55 million related to the inclusion of the Rubbermaid Commercial Products, Rubbermaid Outdoor, Closet, Refuse and Garage businesses, Mapa and Quickie businesses ("Commercial Business") in continuing operations; a loss on extinguishment of debt of $28 million; loss of $21 million due to changes in the fair value of certain investments; $20 million related to a product recall; Argentina hyperinflationary adjustment of $12 million; $8 million fees for certain legal proceedings; $1 million loss on pension settlement charge and net tax adjustment primarily related to foreign and state tax impacts of offshore earnings and a withholding tax refund from Switzerland. Includes an income tax benefit of $522 million related to the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit of $227 million associated with a taxable loss related to the impairment of certain assets.
[5] Depreciation and amortization expense related to the Commercial Business that would have been recorded had the businesses been continuously classified as held and used.
[6] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended December 31, 2020						Three Months Ended December 31, 2019						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
APPLIANCES AND COOKWARE	$577	$49	8.5%	$2	$51	8.8%	$570	$58	10.2%	$(4)	$54	9.5%	$7	1.2%	$(3)	(5.6)%
COMMERCIAL SOLUTIONS	498	63	12.7%	3	66	13.3%	436	35	8.0%	16	51	11.7%	62	14.2%	15	29.4%
HOME SOLUTIONS	695	138	19.9%	14	152	21.9%	648	96	14.8%	16	112	17.3%	47	7.3%	40	35.7%
LEARNING AND DEVELOPMENT	670	72	10.7%	22	94	14.0%	702	100	14.2%	28	128	18.2%	(32)	(4.6)%	(34)	(26.6)%
OUTDOOR AND RECREATION	249	(9)	(3.6)%	4	(5)	(2.0)%	268	(75)	(28.0)%	73	(2)	(0.7)%	(19)	(7.1)%	(3)	NM
CORPORATE	—	(58)	—%	7	(51)	—%	—	(77)	—%	30	(47)	—%	—	—%	(4)	(8.5)%
RESTRUCTURING	—	(7)	—%	7	—	—%	—	(5)	—%	5	—	—%	—	—%	—	—%
	$2,689	$248	9.2%	$59	$307	11.4%	$2,624	$132	5.0%	$164	$296	11.3%	$65	2.5%	$11	3.7%

[1]The three months ended December 31, 2020 excluded items consists of $21 million of non-cash impairment charge primarily related to an indefinite-lived intangible asset in the Learning and Development segment; $20 million of acquisition amortization costs; $12 million of restructuring and restructuring-related charges; $4 million of fees for certain legal proceedings; $1 million of transaction-related costs and $1 million related to Argentina hyperinflationary adjustment.
[2]The three months ended December 31, 2019 excluded items consists of $75 million of impairment charges for goodwill and other intangible assets; $34 million of acquisition amortization costs; cumulative depreciation and amortization catch-up of $15 million related to the inclusion of the Commercial Business in continuing operations; $20 million of restructuring and restructuring-related charges; $12 million related to a product recall; $5 million of transaction-related costs; $2 million of Argentina hyperinflationary adjustment and $1 million of fees for certain legal proceedings.

*NM - NOT MEANINGFUL

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Twelve Months Ended December 31, 2020						Twelve Months Ended December 31, 2019						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Proforma	Proforma			Proforma Operating
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2] [3]	Income (Loss) [3]	Margin [3]	$	%	$	%
APPLIANCES AND COOKWARE	$1,706	$(217)	(12.7)%	$309	$92	5.4%	$1,692	$(535)	(31.6)%	$614	$79	4.7%	$14	0.8%	$13	16.5%
COMMERCIAL SOLUTIONS	1,859	(85)	(4.6)%	335	250	13.4%	1,779	(136)	(7.6)%	365	229	12.9%	80	4.5%	21	9.2%
HOME SOLUTIONS	1,971	(12)	(0.6)%	348	336	17.0%	1,875	(17)	(0.9)%	213	196	10.5%	96	5.1%	140	71.4%
LEARNING AND DEVELOPMENT	2,557	362	14.2%	111	473	18.5%	2,956	588	19.9%	45	633	21.4%	(399)	(13.5)%	(160)	(25.3)%
OUTDOOR AND RECREATION	1,292	(418)	(32.4)%	507	89	6.9%	1,413	(64)	(4.5)%	171	107	7.6%	(121)	(8.6)%	(18)	(16.8)%
CORPORATE	—	(243)	—%	41	(202)	—%	—	(291)	—%	96	(195)	—%	—	—%	(7)	(3.6)%
RESTRUCTURING	—	(21)	—%	21	—	—%	—	(27)	—%	27	—	—%	—	—%	—	—%
	$9,385	$(634)	(6.8)%	$1,672	$1,038	11.1%	$9,715	$(482)	(5.0)%	$1,531	$1,049	10.8%	$(330)	(3.4)%	$(11)	(1.0)%

[1]The twelve months ended December 31, 2020 excluded items consists of $1.5 billion of impairment charges primarily for goodwill, intangible assets and other assets; $99 million of acquisition amortization costs; $44 million of restructuring and restructuring-related charges; $16 million of fees for certain legal proceedings; $4 million of Argentina hyperinflationary adjustment; $4 million of transaction-related costs and $2 million related to a product recall.
[2]The twelve months ended December 31, 2019 excluded items consists of $1.2 billion of impairment charges primarily for goodwill and other intangible assets; $131 million of acquisition amortization costs; $82 million of restructuring and restructuring-related charges; cumulative depreciation and amortization catch-up of $55 million related to the inclusion of the Commercial Business in continuing operations; $30 million of transaction related costs; $20 million related to a product recall; $8 million fees for certain legal proceedings and $5 million Argentina hyperinflationary adjustment.
[3]Normalized proforma operating income (loss) and margin reflect an adjustment within excluded items for depreciation and amortization expense of $23 million related to Commercial Business in the Commercial Solutions segment that would have been recorded had they been continuously classified as held and used for the twelve months ended December 31, 2019.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES ANALYSIS BY SEGMENT
(Amounts in millions)

	Three Months Ended December 31, 2020					Three Months Ended December 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales [1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales [1]	$	%
APPLIANCES AND COOKWARE	$577	$—	$577	$17	$594	$570	$—	$570	$24	4.2%
COMMERCIAL SOLUTIONS	498	—	498	(2)	496	436	—	436	60	13.8%
HOME SOLUTIONS	695	(1)	694	(6)	688	648	(36)	612	76	12.4%
LEARNING AND DEVELOPMENT	670	(1)	669	(7)	662	702	(25)	677	(15)	(2.2)%
OUTDOOR AND RECREATION	249	—	249	2	251	268	3	271	(20)	(7.4)%
	$2,689	$(2)	$2,687	$4	$2,691	$2,624	$(58)	$2,566	$125	4.9%

CORE SALES ANALYSIS BY GEOGRAPHY

	Three Months Ended December 31, 2020					Three Months Ended December 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales [1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales [1]	$	%
NORTH AMERICA	$1,892	$(2)	$1,890	$(1)	$1,889	$1,862	$(58)	$1,804	$85	4.7%
EUROPE, MIDDLE EAST, AFRICA	405	—	405	(20)	385	377	—	377	8	2.1%
LATIN AMERICA	215	—	215	34	249	221	—	221	28	12.7%
ASIA PACIFIC	177	—	177	(9)	168	164	—	164	4	2.4%
	$2,689	$(2)	$2,687	$4	$2,691	$2,624	$(58)	$2,566	$125	4.9%
[1] "Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency.
[2] Divestitures include the exit of the North American distributorship of Uniball® Products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.
[3] “Currency Impact” represents the effect of foreign currency on 2020 reported sales and is calculated by applying the 2019 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2020 reported sales.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES ANALYSIS BY SEGMENT
(Amounts in millions)

	Twelve Months Ended December 31, 2020					Twelve Months Ended December 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales [1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales [1]	$	%
APPLIANCES AND COOKWARE	$1,706	$—	$1,706	$77	$1,783	$1,692	$—	$1,692	$91	5.4%
COMMERCIAL SOLUTIONS	1,859	—	1,859	18	1,877	1,779	(1)	1,778	99	5.6%
HOME SOLUTIONS	1,971	(3)	1,968	(4)	1,964	1,875	(57)	1,818	146	8.0%
LEARNING AND DEVELOPMENT	2,557	(10)	2,547	5	2,552	2,956	(86)	2,870	(318)	(11.1)%
OUTDOOR AND RECREATION	1,292	1	1,293	12	1,305	1,413	16	1,429	(124)	(8.7)%
	$9,385	$(12)	$9,373	$108	$9,481	$9,715	$(128)	$9,587	$(106)	(1.1)%

CORE SALES ANALYSIS BY GEOGRAPHY

	Twelve Months Ended December 31, 2020					Twelve Months Ended December 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales [1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales [1]	$	%
NORTH AMERICA	$6,673	$(12)	$6,661	$4	$6,665	$6,920	$(124)	$6,796	$(131)	(1.9)%
EUROPE, MIDDLE EAST, AFRICA	1,394	—	1,394	(22)	1,372	1,398	(1)	1,397	(25)	(1.8)%
LATIN AMERICA	657	—	657	134	791	702	(3)	699	92	13.2%
ASIA PACIFIC	661	—	661	(8)	653	695	—	695	(42)	(6.0)%
	$9,385	$(12)	$9,373	$108	$9,481	$9,715	$(128)	$9,587	$(106)	(1.1)%
[1]"Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency.
[2]Divestitures include the exit of the North American distributorship of Uniball® Products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business, exit from Home Fragrance fundraising business and impact of customer returns related to a product recall in the Outdoor and Recreation segment.
[3]“Currency Impact” represents the effect of foreign currency on 2020 reported sales and is calculated by applying the 2019 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2020 reported sales.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND FREE CASH FLOW RECONCILIATION

(Amounts in millions)

	December 31,
	2020	2019	$ Change
FREE CASH FLOW RECONCILIATION:
Net cash provided by operating activities	$1,432	$1,044
Capital expenditures	(259)	(265)

FREE CASH FLOW [1]	$1,173	$779	$394

FREE CASH FLOW PRODUCTIVITY [2]	154%	108%

[1] Free cash flow is defined as net cash provided by operating activities, less capital expenditures.
[2] Free cash flow productivity is defined as the ratio of free cash flow to normalized net income.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS RECONCILIATION
(Amounts in millions)

	December 31, 2020		December 31, 2019
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$466		$332
Long-term debt	5,141		5,391
Gross debt	5,607		5,723
Less: Cash and cash equivalents	981		349
NET DEBT [1]	$4,626		$5,374

Income (loss) from continuing operations	$(770)		$186
Normalized items [2]	1,530		491
PROFORMA NORMALIZED INCOME FROM CONTINUING OPERATIONS	760		677

Proforma normalized income tax [3]	(10)		59
Interest expense, net	274		303
Proforma normalized depreciation and amortization [4]	245		251
Stock-based compensation [5]	41		42
NORMALIZED EBITDA FROM CONTINUING OPERATIONS	$1,310		$1,332

NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS LEVERAGE RATIO [6]	3.5	x	4.0	x

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020 and 2019 for further information and disclosures on normalized items excluded from income (loss) from continuing operations.
[3]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020 and 2019 for further information and disclosures on normalized items excluded from income tax provision (benefits).
[4]Proforma Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2020, the following items: (a) acquisition amortization expense of $99 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $13 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020 for further information. Proforma Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2019, the following items: (c) acquisition amortization expense of $131 million associated with intangible assets recognized in purchase accounting; (d) cumulative depreciation and amortization cost of $32 million related to the inclusion of the Commercial Business in continuing operations; (e) accelerated depreciation and amortization costs of $32 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2019 for further information.
[5]Represents non-cash expense associated with stock-based compensation from continuing operations.
[6]The Net Debt to Normalized EBITDA from continuing operations leverage ratio is defined as Net Debt divided by Normalized EBITDA from continuing operations. The Company's debt has certain financial covenants such as debt to equity ratio and interest coverage ratio; however the Net Debt to Normalized EBITDA from continuing operations leverage ratio is used by management as a liquidity measure and is not prescribed in the Company's debt covenants.